Exhibit 99.4

Report of Independent Auditors

To the Board of Directors and Management

of Vitruvian II Woodford, LLC:

We have audited the accompanying financial statements of Vitruvian II Woodford, LLC (the “Company”), which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of operations, changes in members’ equity and cash flows for the three years in the period ended December 31, 2015.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vitruvian II Woodford, LLC as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the each of the three years in the period ended December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

/s/PricewaterhouseCoopers LLP

Houston, Texas

February 24, 2016

VITRUVIAN II WOODFORD, LLC

BALANCE SHEET

(In thousands)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$2,509	$7,310
Accounts receivable:
Oil and gas	16,246	14,902
Affiliates	1,177	424

Total accounts receivable	17,423	15,326
Derivative contracts	66,951	42,767
Prepaid and other current assets	4,784	4,722

Total current assets	91,667	70,125
Property and equipment, at cost:
Oil and natural gas properties (full cost method):
Proved	691,464	269,784
Unproved	373,597	495,396
Other property and equipment	13,434	4,313

Total property and equipment	1,078,495	769,493
Less: accumulated depreciation, depletion and amortization	(243,343)	(54,020)

Net property and equipment	835,152	715,473
Deferred financing costs	2,602	1,155
Derivative contracts	14,918	10,348
Other assets	28	27

Total assets	$944,367	$797,128

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$8,761	$6,971
Accrued liabilities	37,897	36,456
Royalties and revenue payable	7,960	5,774
Current maturities of long-term debt	31,000	—

Total current liabilities	85,618	49,201
Long-term debt	306,653	165,000
Asset retirement obligations	6,184	5,603

Total liabilities	398,455	219,804
Commitments and contingencies (Note 11)
Members’ equity	545,912	577,324

Total liabilities and members’ equity	$944,367	$797,128

The accompanying notes are an integral part of these financial statements.

VITRUVIAN II WOODFORD, LLC

STATEMENT OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2015	2014	2013
Revenues:
Oil	$39,972	$23,054	$11,638
Natural gas	53,674	38,084	14,417
Natural gas liquids	17,693	17,237	8,175

Total revenues	111,339	78,375	34,230

Operating expenses:
Lease operating	7,182	5,331	4,367
Gathering, transportation and processing	24,306	10,408	4,065
Production and other taxes	1,810	2,229	1,846
Depreciation, depletion and amortization	49,497	23,008	11,005
Impairment of oil and natural gas properties	140,165	—	—
General and administrative	6,824	8,960	9,891

Total operating expenses	229,784	49,936	31,174

Operating income (loss)	(118,445)	28,439	3,056
Other income (expense):
Interest expense	(11,664)	(3,325)	(1,574)
Interest capitalized	11,664	3,325	1,558
Gain (loss) on derivative contracts, net	87,040	53,506	(1,177)
Gain (loss) on sale of assets	—	(2)	16

Total other income (expense)	87,040	53,504	(1,177)

Income (loss) before taxes	(31,405)	81,943	1,879
Income tax expense	(7)	(16)	—

Net income (loss)	$(31,412)	$81,927	$1,879

The accompanying notes are an integral part of these financial statements.

VITRUVIAN II WOODFORD, LLC

STATEMENT OF CHANGES IN MEMBERS’ EQUITY

(In thousands)

Balance at December 31, 2012	$478,518
Member contributions	15,000
Net income	1,879

Balance at December 31, 2013	$495,397
Net income	81,927

Balance at December 31, 2014	577,324
Net loss	(31,412)

Balance at December 31, 2015	$545,912

The accompanying notes are an integral part of these financial statements.

VITRUVIAN II WOODFORD, LLC

STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income (loss)	$(31,412)	$81,927	$1,879
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	49,497	23,008	11,005
Impairment of oil and natural gas properties	140,165	—	—
(Gain) loss on sale of assets	—	2	(16)
(Gain) loss on derivative contracts, net	(87,040)	(53,506)	1,177
Cash receipts (payments) on derivative contract settlements, net	62,015	1,445	(719)
Amortization of deferred financing costs	1,411	271	137
Changes in operating assets and liabilities:
Accounts receivable—oil and gas	(1,344)	(8,691)	(2,670)
Accounts receivable—affiliates	(753)	(85)	(216)
Prepaid and other current assets	(2,756)	(3,867)	(2,910)
Accounts payable	1,790	3,543	3,329
Accrued liabilities	1,867	1,072	2,366
Royalties and revenue payable	2,186	3,030	2,744
Other liabilities	(41)	(161)	(14)

Net cash provided by operating activities	135,585	47,988	16,092

Cash flows from investing activities:
Investments in oil and natural gas properties	(301,210)	(166,196)	(51,043)
Investments in other property and equipment	(9,121)	(3,478)	(873)
Proceeds related to post-closing purchase price adjustments	—	—	36,856
Proceeds from the sale of assets	150	29	16

Net cash used in investing activities	(310,181)	(169,645)	(15,044)

Cash flows from financing activities:
Borrowings under Credit Facility	172,653	125,000	28,000
Repayments under Credit Facility	—	—	(43,000)
Member contributions	—	—	15,000
Debt issuance costs	(2,858)	(881)	(3)

Net cash provided by (used in) financing activities	169,795	124,119	(3)

Net increase (decrease) in cash and cash equivalents	(4,801)	2,462	1,045
Cash and cash equivalents, beginning of period	7,310	4,848	3,803

Cash and cash equivalents, end of period	$2,509	$7,310	$4,848

Supplemental cash flow disclosures:
Interest paid, net of amounts capitalized	$—	$—	$—
Income taxes paid	7	16	—
Non-cash investing and financing activities—at period end:
Capital expenditures included in accrued liabilities	32,427	32,521	6,985

The accompanying notes are an integral part of these financial statements.

VITRUVIAN II WOODFORD, LLC

NOTES TO FINANCIAL STATEMENTS

(Except per unit amounts, or as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.)

References to “we,” “us” and “our” mean Vitruvian II Woodford, LLC (“Woodford”).

1.	Organization and Description of Operations and Basis of Presentation

Organization

We were formed as a Delaware limited liability company on November 14, 2012 by members of our senior management team and affiliates of Quantum Energy Partners (“Quantum”), a private equity investment firm engaged in the acquisition and development of oil and natural gas properties.

Description of Operations

We are an independent energy company engaged in the acquisition, exploration, development and production of crude oil, natural gas and natural gas liquids (“NGLs”). We operate and have non-operating interests in producing wells within the Woodford and Springer shale formations in the South Central Oklahoma Oil Province, or SCOOP, resource play.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Significant estimates and assumptions include:

•	estimated future net cash flows from proved reserves;

•	depreciation, depletion and amortization expense (“DD&A”);

•	asset retirement obligations (“AROs”);

•	capitalized general and administrative (“G&A”) expenses and interest;

•	unevaluated property costs;

•	fair value of properties acquired and liabilities assumed;

•	revenue and expense accruals;

•	fair value of derivative contracts; and

•	fair value of unit-based compensation.

Actual results may differ from the estimates, judgments and assumptions used in the preparation of our financial statements.

VITRUVIAN II WOODFORD, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

2.	Summary of Significant Accounting Policies

Cash Equivalents

Cash and cash equivalents represent unrestricted cash on hand and highly liquid investments with original maturities of three months or less from the date of measure.

Restricted Cash

Certain cash balances included in “Other assets” on our balance sheet are classified as restricted and consist of certificates of deposit that serve as collateral for certain performance bonds. These assets will continue to be restricted as long as we conduct oil and natural gas operations.

Accounts Receivable

We routinely assess the recoverability of our accounts receivable, which are comprised of amounts due from (i) purchasers of our oil, natural gas and NGL production and (ii) joint interest owners on properties that we operate. Generally, our oil and gas receivables are collected within 45 to 60 days of production and our joint interest billings are collected within the month after they are billed. We have the ability to withhold future revenue distributions to recover any nonpayment of our joint interest billings.

We establish provisions for losses on accounts receivable if we determine that it is likely that all or part of an outstanding balance will not be collected. As of December 31, 2015 and 2014, we had no allowance for doubtful accounts.

Concentration of Credit Risk

We sell a significant amount of our oil, natural gas and NGL production to a limited number of purchasers. The following table identifies customers from whom we derived 10% or more of receipts from the sale of oil and natural gas during the years ended December 31, 2015 and 2014. We believe that the loss of any of the customers listed below would not result in a material adverse effect on our ability to market future oil and natural gas production.

	2015	2014	2013
Woodford Express, LLC	49%	15%	*
Murphy Energy Corporation	23%	21%	14%
Southwest Energy LP	*	29%	26%

*	Purchaser did not account for greater than 10% of revenues for the year.

Financial instruments that potentially subject us to concentrations of credit risk include our cash and cash equivalents, accounts receivable and derivative contracts. We attempt to minimize credit risk exposure associated with these instruments by placing our assets and other financial interests with credit-worthy institutions and maintaining credit policies, monitoring procedures and letters of credit or guaranties when considered necessary.

Derivative Contracts

We may periodically enter into derivative contracts to manage our exposure to commodity price and interest rate changes. These derivative contracts may take the form of forward contracts, futures contracts, swaps, collars or options. We do not use derivative contracts for trading purposes.

We record our derivative contracts at fair value and do not designate any of our derivative contracts as hedging instruments for accounting purposes. As such, unrealized gains and losses from changes in the valuation of our unsettled derivative contracts are reported in gain on derivative contracts, net, in our statement of operations.

We are exposed to the credit risk of our counterparties. Credit risk is the potential failure of the counterparty to perform under the terms of the derivative contract. To minimize the credit risk in derivative contracts, we enter into derivative contracts only with counterparties that are lenders under our Credit Facility. As of December 31, 2015, we had no past-due receivables from any counterparty. See Notes 7 and 8 for a discussion of the use of derivative instruments, management of credit risk inherent in derivative instruments and fair value information.

VITRUVIAN II WOODFORD, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

Deferred Financing Costs

We capitalize costs incurred in connection with obtaining financing and amortize such costs as additional interest expense over the life of the underlying indebtedness.

Oil and Natural Gas Properties

We use the full cost method of accounting for oil and natural gas properties and equipment. Under this method, all costs incurred in the acquisition, exploration and development of oil and natural gas properties, including salaries, benefits, interest and other internal costs directly attributable to these activities, are capitalized. Acquisition costs include costs incurred to purchase, lease or otherwise acquire property. Exploration costs include costs of drilling exploratory wells and external geological and geophysical costs. Development costs include the cost of drilling development wells and costs of completions, facilities and gathering systems. Costs associated with production, certain geological and geophysical costs and G&A costs that are not capitalized as described above are expensed in the period incurred. During the years ended December 31, 2015, 2014 and 2013 we capitalized $8.1 million, $6.5 million and $5.8 million, respectively, of salaries, benefits and other internal costs that were directly related to the acquisition, exploration and development activities of our unproved properties. We capitalize interest on expenditures made in connection with the exploration and development of unproved properties that are excluded from the amortization base. Interest is capitalized for the period that exploration and development activities are in progress. During the years ended December 31, 2015, 2014 and 2013, we capitalized $11.7 million, $3.3 million and $1.6 million, respectively, of interest.

DD&A of producing oil and natural gas properties is calculated using the units-of-production method, which is calculated by dividing the amortization base by the volume of total proved reserves, multiplied by the volume of oil and natural gas produced during the period. The amortization base includes the sum of proved property costs net of accumulated DD&A, estimated future development costs (future costs to assess and develop proved reserves) and asset retirement costs that are not already included in oil and gas property, less related salvage value. Our DD&A per Mcfe was $1.43, $1.70 and $1.78 for the years ended December 31, 2015, 2014 and 2013, respectively.

Oil and natural gas properties and equipment include costs of unproved properties, which are excluded from the amortization base until it is determined that proved reserves can be assigned to such properties or until such time that management has made an evaluation that impairment has occurred. All costs excluded from the amortization base are reviewed quarterly to determine if impairment has occurred and evaluation of these properties is expected to be completed within ten years. The costs of drilling exploratory dry holes are included in the amortization base immediately upon determination that such wells are not commercial.

Sales of proved and unproved oil and natural gas properties are accounted for as adjustments of capitalized costs with no gain or loss recognized unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and natural gas.

Impairment of Oil and Gas Properties

Under the full cost method of accounting, we are required to perform a quarterly ceiling test, which establishes a limit on the book value of oil and natural gas properties. The capitalized costs of proved oil and natural gas properties, net of accumulated DD&A and related deferred income taxes, may not exceed this “ceiling.” The ceiling limitation is equal to the sum of (i) the present value of estimated future net revenues from the projected production of proved oil and natural gas reserves, excluding future cash outflows associated with settling AROs accrued on the balance sheet, calculated using the average oil and natural gas sales price as of the first trading day of each month over the preceding twelve months (such prices are held constant throughout the life of the properties) and a discount factor of 10%; (ii) the cost of unproved and unevaluated properties excluded from the costs being amortized; (iii) the lower of cost or estimated fair value of unproved properties included in the costs being amortized; and (iv) related income tax effects. If capitalized costs exceed this ceiling, the excess is charged as impairment expense and any write downs are not recoverable or reversible in future periods.

VITRUVIAN II WOODFORD, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

During the quarter ended December 31, 2015, we recorded an impairment to the carrying value of our oil and natural gas properties of $140.2 million. The lower ceiling values resulted primarily from significant decreases in the trailing twelve-month average prices for oil and natural gas, which significantly reduced proved reserves values.

Other Property and Equipment

Other property and equipment primarily consists of water infrastructure facilities, compressors, furniture, fixtures and other equipment. Other property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets, generally ranging from three to ten years. Leasehold improvements are amortized over the shorter of their economic lives or the lease term. The cost of maintenance and repairs are expensed in the period incurred. Expenditures that extend the life or improve existing property and equipment are capitalized.

Oil and Natural Gas Reserve Quantities

Our estimate of proved reserves is based on the quantities of oil and natural gas that engineering and geological analyses demonstrate, with reasonable certainty, to be recoverable in the future from established reservoirs under current operating and economic parameters. We prepare an estimate of proved reserves on a quarterly basis in conjunction with our DD&A calculation and ceiling test. Proved reserves are calculated based on various factors, including an independent reserve engineer’s report on proved reserves and an economic evaluation of all of our properties on a well-by-well basis.

Reserve quantities and their associated estimated future net cash flows impact depletion and impairment calculations. As a result, adjustments to depletion and impairment are made concurrently with changes to reserve estimates. The accuracy of reserve estimates is a function of many factors including the following: the quality and quantity of available data; the interpretation of that data; the accuracy of various economic assumptions; and the judgment of the individuals preparing the estimates. Proved reserve estimates are a function of many assumptions, all of which could deviate significantly from actual results. As such, reserve estimates may materially vary from the ultimate quantities of oil and natural gas that are eventually recovered.

Asset Retirement Obligations

AROs are legal obligations associated with the plugging and abandonment of our oil and natural gas wells and associated equipment. We record a liability for the ARO and capitalize an equal amount as an increase in the carrying value of the related asset in the period in which our assets are placed in service or acquired. Over time, the ARO liability is accreted to its present value, and the capitalized cost is depleted using the units-of-production method.

Upon initial recognition, AROs are recorded at their fair values using expected present value techniques based on historical experience and third-party proposals for plugging and abandoning wells. The estimated remaining life of each well is based on reserve life estimates and federal and state regulatory requirements. Revisions in estimated AROs may result from changes in estimated inflation rates, service and equipment costs and estimated timing of settlement.

Our AROs relate to the plugging and abandonment of oil and natural gas wellbores and to decommissioning related pipelines and facilities.

Revenue Recognition and Natural Gas Imbalances

We recognize oil and natural gas revenues based on the quantities of our production sold to purchasers at market prices when delivery has occurred, title has transferred and collectability is reasonably assured. We use the sales method of accounting for oil and natural gas revenues from properties with joint ownership. Under this method, we record oil and natural gas revenues based on physical deliveries to our purchasers, which can be different from our entitled share of production. These differences create imbalances that we recognize as a liability only when the estimated remaining recoverable reserves of a property will not be sufficient to enable the under-produced party to recoup its entitled share through production. We do not record receivables for those properties in which we have taken less than our ownership share of production. At December 31, 2015 and 2014, our natural gas imbalances were less than $0.1 million.

VITRUVIAN II WOODFORD, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

Segment Reporting

We operate in only one segment: the exploration and production of oil, natural gas and NGLs in the United States. All of our operations are conducted in one geographic area of the United States and all of our revenues are derived from customers located in the United States.

Contingencies

Certain conditions may exist as of the date our financial statements are issued, which may result in a loss to us but which will only be resolved when one or more future events occur or fail to occur. In the preparation of our financial statements, management assesses the need for accounting recognition or disclosure of these contingencies, if any, and such assessment inherently involves an exercise in judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, our management and legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

When applicable, we will accrue an undiscounted liability for contingencies where the incurrence of a loss is probable and the amount can be reasonably estimated. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum amount within the range is accrued. We do not record a contingent liability when the likelihood of loss is probable but the amount cannot be reasonably estimated or when it is believed to be only reasonably possible or remote.

For contingencies where an unfavorable outcome is reasonably possible and the impact would be material, we disclose the nature of the contingency and, if feasible, an estimate of the possible loss or range of loss. Loss contingencies considered remote are generally not disclosed. See Note 11 for additional information regarding our contingencies.

Income Taxes

As a limited liability company, we are not a taxpaying entity for federal income tax purposes. Our results of operations are included in the taxable income of our members, and, accordingly, we do not recognize any provision for federal income taxes in our financial statements. Income and losses for tax purposes may differ from our financial statement amounts and may be allocated to members on a different basis for tax purposes than for financial statement purposes. The basis of members’ capital reflected in our financial statements does not represent the members’ tax basis of their respective interests.

We are subject to state income tax in Oklahoma associated with certain of our royalty interests and recorded less than $0.1 million of such expense during the years ended December 31, 2015 and 2014. No income tax expense was recorded during the year ended December 31, 2013.

Unit-Based Compensation

Compensation expense related to unit-based payments made to employees is based on the estimated fair value of the equity instruments on the date of grant, net of estimated forfeitures, and is recognized on a straight-line basis over the requisite service period, which is generally the vesting period.

3.	Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by various accounting standard-setting bodies.

In February 2016, the FASB issued ASU 2016-02, Leases. This new standard introduces a new lease model that requires the recognition of right-of-use assets and lease liabilities on the balance sheet and the disclosure of key information about leasing arrangements. The new guidance will be effective for annual periods beginning after December 15, 2018, and interim periods thereafter. Upon adoption of this standard, a modified retrospective

VITRUVIAN II WOODFORD, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. We are currently assessing the potential impact of this new standard on our financial statements and related disclosures.

In April 2015, the FASB issued ASU 2015-03 which simplifies the presentation of debt issuance costs. This ASU requires companies to present debt issuance costs as a direct deduction from the carrying value of that debt liability for non-revolver type debt. ASU 2015-03 does not impact the recognition and measurement guidance for debt issuance costs. Additionally, in August 2015, the FASB issued ASU 2015-15, Interest-Imputation of Interest: Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting (ASU 2015-15). These ASUs are effective for annual reporting periods beginning after December 15, 2015 and early adoption is permitted. Accordingly, we will adopt this ASU on December 31, 2016. Companies are required to use a retrospective approach, and we currently believe there will not be a material impact on our financial statement disclosures.

In August 2014, the FASB issued ASU 2014-15 which provides guidance regarding disclosures of uncertainties about an entity’s ability to continue as a going concern. The guidance applies prospectively to all entities, requiring management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern and disclose certain information when substantial doubt exists. We currently believe there will not be a material impact on our financial statements when we adopt this guidance for the annual period ending December 31, 2016.

In May 2014, the FASB issued guidance regarding the accounting for revenue from contracts with customers, ASU 2014-09. In April and May 2016, the FASB issued additional guidance under ASU 2016-12, addressed implementation issues and provided technical corrections. The guidance may be applied retrospectively or using a modified retrospective approach to adjust retained earnings. The guidance is effective for interim and annual periods beginning on or after December 15, 2017. We are currently evaluating the impact of this guidance on our financial statements.

4.	Acquisitions

In December 2012, we acquired certain oil and natural gas leasehold interests located in Oklahoma from an unaffiliated third-party. The purchase price was subject to post-closing adjustments including the satisfactory completion of title review.

In 2013, we received total net proceeds of $37.5 million resulting from post-closing purchase price adjustments, primarily related to title defects identified during the title due diligence process. As of December 31, 2013, collection of $2.9 million of disputed title defects remained outstanding. During 2014, the disputed title defects were submitted to a dispute resolution process in accordance with the terms of the purchase and sale agreement with the seller. The dispute resolution process ended in a split decision, and we do not expect to receive any amounts related to this matter.

5.	Oil and Natural Gas Properties

Capitalized Costs

The following table summarizes the capitalized costs of our oil and natural gas properties:

	December 31,
	2015	2014
Oil and natural gas properties:
Proved	$691,464	$269,784
Unproved, excluded from amortization	373,597	495,396

Total oil and natural gas properties	1,065,061	765,180
Less: accumulated DD&A	(242,266)	(53,556)

Net oil and natural gas properties	$822,795	$711,624

VITRUVIAN II WOODFORD, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

Proved oil and natural gas properties at December 31, 2015 and 2014 includes $5.5 million and $5.3 million, respectively, related to capitalized plugging, abandonment and site restoration costs.

Costs Not Amortized

The following table summarizes the capitalized costs classified within unproved properties that are not subject to amortization at December 31, 2015.

	Total	Costs Incurred In
		2015	2014	2013	2012
Costs not subject to amortization:
Acquisition costs	$312,866	$10,501	$8,274	$3,587	$290,504
Exploration costs	27,265	23,845	1,778	1,642	—
Development costs	578	67	511	—	—
Capitalized interest	15,320	11,664	2,531	1,110	15
Capitalized G&A expenses	17,568	8,100	4,954	4,130	384

Total unproved properties	$373,597	$54,177	$18,048	$10,469	$290,903

Oil and gas properties not subject to amortization represent investments in unproved properties in which we own an interest. These unproved property costs include unevaluated leasehold acreage, the majority of which is held by production, geological and geophysical data costs associated with leasehold or drilling interests, costs associated with wells in progress at December 31, 2015 and capitalized internal costs. Costs associated with wells in progress are transferred to the amortization base upon the determination of whether proved reserves can be assigned to the properties, which is generally based on drilling results. All costs excluded from the amortization base are associated with our activities in SCOOP and will continue to be transferred to the full cost pool as we further prove and develop the underlying acreage.

Costs Incurred in Oil and Natural Gas Activities

The following table summarizes the costs incurred related to our oil and natural gas producing activities for the years ended December 31, 2015, 2014 and 2013:

	December 31,
	2015	2014	2013
Acquisition costs:
Proved	$92	$16	$49
Unproved	10,350	10,871	5,033
Exploration costs	280,447	157,910	57,061
Development costs	8,992	24,008	309

Total costs incurred	$299,881	$192,805	$62,452

6.	Long Term Debt

We have a senior secured revolving credit agreement (the “Credit Facility”) with Wells Fargo Bank, N.A. (“Wells Fargo”) as administrative agent and other lenders. During 2015, we amended this agreement such that it now provides funding up to $650.0 million under two tranches: (i) Tranche A, which matures December 27, 2017, is subject to a borrowing base and is secured by a first lien on substantially all of our assets and (ii) Tranche B, which matures May 31, 2016, is supported by unfunded capital commitments of our equity sponsors. At December 31, 2015, we had a total of $337.7 million of principal outstanding under Tranche A and Tranche B, $31.0 million of which is classified under current maturity of long-term debt on our balance sheet.

Borrowing Base

The amount we may borrow under Tranche A is limited by a borrowing base based on our oil and natural gas properties, proved reserves, total indebtedness and other factors consistent with customary lending criteria. The borrowing base is re-determined quarterly through April 1, 2016 and at least semi-annually thereafter. As of December 31, 2015, the borrowing bases for Tranche A and Tranche B were $295.0 million and $75.0 million, respectively. The borrowing base for Tranche B was reduced to $50.0 million on January 31, 2016 in accordance with the Credit Facility.

VITRUVIAN II WOODFORD, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

Interest

Interest on borrowings is calculated using the adjusted base rate (“ABR”) or the London Interbank Offering Rate (“LIBOR”), plus an applicable margin. The applicable margin ranges from 1.0% to 2.75% for ABR loans and from 2.0% to 3.75% for LIBOR loans, depending on the percentage of the total borrowing base utilization level. In addition to interest, we pay various fees, including a commitment fee equal to 0.50% per annum on the unutilized commitment, which is included within interest expense on our statement of operations. The weighted average interest rate on loan amounts outstanding during the years ended December 31, 2015, 2014 and 2013 was 3.81%, 3.00% and 3.08%, respectively.

Covenants

The Credit Facility contains certain covenants that restrict the payment of cash dividends, borrowings other than from the Credit Facility, sales of assets, loans to others, investments, merger activity, commodity swap agreements, liens and other transactions without the prior consent of the lenders. We are subject to various financial covenants calculated as of the last day of each fiscal quarter, including a minimum current ratio, a maximum leverage ratio and ratios related to the amounts borrowed under Tranche B. The Credit Facility also contains representations, warranties, indemnifications and affirmative and negative covenants, including events of default relating to nonpayment of principal, interest or fees, inaccuracy of representations or warranties in any material respect when made or when deemed made, violation of covenants, bankruptcy and insolvency events, certain unsatisfied judgments and a change of control. If an event of default occurs and we are unable to cure such default as allowed by the Credit Facility, the lenders will be able to accelerate the maturity of the Credit Facility and exercise other rights and remedies.

Letters of Credit

From time to time, we may request the issuance of letters of credit for our own account. Letters of credit are subject to a fee of 25 basis points and accrue interest at a rate equal to the margin associated with LIBOR borrowings. At December 31, 2015, we had a letter of credit outstanding of $5.3 million, which reduces the amount available to borrow under the Credit Facility.

7.	Asset Retirement Obligations

We record an ARO for our future plugging, abandonment and site restoration costs related to our oil and natural gas properties. The changes in our AROs for the years ended December 31, 2015, 2014 and 2013 are presented in the table below:

	December 31,
	2015	2014	2013
Beginning balance	$5,733	$5,583	$1,159
Acquisitions	10	—	—
Additions	241	69	33
Settlements	(59)	(250)	(29)
Revisions to estimates	—	11	4,112
Accretion expense	338	320	308

Ending balance	$6,263	$5,733	$5,583

The amount of the above obligation expected to be incurred during 2016 is $0.1 million and is included in accrued liabilities on our balance sheet.

8.	Financial Instruments

In the normal course of business, we are exposed to certain risks including changes in the prices of oil, natural gas and NGLs which may impact the cash flows associated with the sale of our future oil and natural gas production.

VITRUVIAN II WOODFORD, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

We enter into derivative contracts with lenders under our Credit Facility that consist of either a single derivative instrument or a combination of instruments to manage our exposure to these risks. As of December 31, 2015, our commodity derivative instruments consisted of fixed price swaps, costless collars and three-way collars, which are described below:

Fixed Price Swaps: Under a swap contract, we will receive payment if the settlement price is less than the fixed price and would be required to make a payment to the counterparty is the settlement price is greater than the fixed price.

Costless Collars: A collar consists of a sold call option (ceiling) and a purchased put option (floor) and allows us to benefit from increases in commodity prices up to the ceiling price of the contract and protects us from decreases in commodity prices below the floor price. At settlement, the counterparty is required to make a payment to us if the settlement price is below the floor price, while we are required to make a payment to the counterparty if the settlement price is above the ceiling price. If the settlement price is between the floor price and ceiling price, no payments are due from either party.

Three-Way Collars: Three-way collars consist of a standard costless collar contract described above plus a put option sold by us with a price below the floor price of the collar. The sold put option requires us to make a payment to the counterparty if the settlement price is below the sold put option price. By combining the standard costless collar contract with the additional sold put option, we are entitled to a net payment equal to the difference between the floor price of the standard costless collar and the additional sold put price if the settlement price is equal to or less than the additional sold put price. If the settlement price is greater than the additional sold put price, the result is the same as it would have been with a standard costless collar only.

The table below presents our open commodity derivative contracts at December 31, 2015, none of which were designated as hedging instruments. Volumes are presented in million British Thermal Units (“MMBtu”) for natural gas and in barrels (“Bbls”) for oil.

	Remaining Volume	Weighted Average NYMEX Contract Price per Unit				Fair Value
Period		Swap	Sold Put	Floor	Ceiling
Crude Oil
Fixed Price Swap
Jan – Dec 2016	604,000	$65.70	—	—	—	$14,486
Collar
Jan – Dec 2016	44,744	—	—	$78.85	$95.00	1,674
Jan – Dec 2017	3,528	—	—	78.85	95.00	120
Three-Way Collar
Jan – Dec 2016	785,000	—	$41.81	56.81	71.00	8,864
Jan – Dec 2017	853,000	—	45.00	60.00	71.00	7,514

Total crude oil (Bbls)	2,290,272					32,658

Natural Gas
Fixed Price Swap
Jan – Dec 2016	35,380,000	$3.49	—	—	—	$34,475
Collar
Jan – Dec 2016	1,347,929	—	—	$4.12	$4.75	2,210
Jan – Dec 2017	20,567,539	—	—	3.01	3.62	7,284

Total natural gas (MMbtu)	57,295,468					43,969

Total unrealized derivative contracts						$76,627

We are exposed to credit loss in the event of nonperformance by our derivative counterparties; however, we do not currently anticipate that the counterparties will be unable to fulfill their contractual obligations. Additional collateral is not required by us due to the derivative counterparties’ collateral rights as a lender under our Credit Facility, and we do not require collateral from our derivative counterparties.

VITRUVIAN II WOODFORD, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

9.	Fair Value Measurements

We classify financial assets and liabilities that are measured and reported at fair value on a recurring basis using a hierarchy based on the inputs used in measuring fair value. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).

We classify the inputs used to measure fair value into the following hierarchy:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Quoted market prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active or other than quoted prices that are observable and can be corroborated by observable market data.

Level 3: Unobservable inputs that reflect management’s best estimates and assumptions of what market participants would use in measuring the fair value of an asset or liability.

Recurring Fair Value Measurements

The following tables summarize the location and fair value of our open commodity derivative contracts in our balance sheet at December 31, 2015 and 2014. All items included are reported at fair value using market inputs including quoted forward commodity prices, discount rates, and volatility factors (Level 2 inputs).

	Derivative Assets
	Gross Fair Value	Offset in Balance Sheet	Balance Sheet Location
			Current	Noncurrent
December 31, 2015	$76,627	$—	$61,709	$14,918
December 31, 2014	51,893	(290)	41,255	10,348

	Derivative Liabilities
	Gross Fair Value	Offset in Balance Sheet	Balance Sheet Location
			Current	Noncurrent
December 31, 2015	$—	$—	$—	$—
December 31, 2014	(290)	290	—	—

The tables above exclude realized derivative contracts of $5.2 million and $1.5 million for which cash had not been received at December 31, 2015 and 2014, respectively.

Changes in the fair value of our commodity derivative contracts are recognized currently in earnings and were as follows for the years ended December 31, 2015, 2014 and 2013:

	Location in Statement of Operations	Year Ended December 31,
		2015	2014	2013
Derivative gain:
Realized gain (loss)	Gain (loss) on derivative contracts, net	$62,015	$1,445	$(719)
Unrealized gain (loss)	Gain (loss) on derivative contracts, net	25,025	52,061	(458)

Gain (loss) on derivative contracts, net		$87,040	$53,506	$(1,177)

Nonrecurring Fair Value Measurements

Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis (e.g., oil and natural gas properties) and are subject to fair value adjustments under certain circumstances. The inputs used to determine such fair value are primarily based upon internally developed cash flow models, as well as market-based valuations as discussed in Note 2 and are classified within Level 3.

VITRUVIAN II WOODFORD, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

Other Fair Value Measurements

The carrying value of cash, accounts receivable, accounts payable, accrued liabilities and royalties and revenue payable approximate their fair values due to the short-term maturities of these instruments. Our current and long-term debt obligations under the Credit Facility also approximate fair value since the associated variable rates of interest are market based.

10.	Members’ Equity

Our Limited Liability Company Agreement (the “LLC Agreement”) provides for the issuance of three classes of membership interests: a Capital Interest; a Management Incentive Interest; and a Key Employee Interest. Each member’s relative rights, privileges, preferences and obligations are represented by such membership interest. Members owning Capital Interests have voting rights and other interest owners do not. Capital Interest owners are obligated to make Capital Contributions to us, while Management Incentive Interest and Key Employee Interest owners have no such obligation. To the extent we make distributions to our members, such distributions will be made in accordance with a certain order of priority and in amounts that are based upon each membership interest as specified by the LLC Agreement.

Management Incentive Units

We have an Incentive Pool Plan (the “Plan”), whereby we may grant up to 100,000 Management Incentive Units (“MIUs”) to certain key employees as an additional form of compensation. Each MIU entitles the holder to share, in accordance with the LLC Agreement, in the allocations and distributions of any potential net proceeds received from a Vesting Event (as defined by the Plan). The table below presents the activity and weighted average grant date fair value related to our MIUs during the years ended December 31, 2015 and 2014:

	Number of Units	Weighted Average Grant Date Fair Value
Outstanding, January 1, 2013	67,500	$—
Granted	23,450	46.57
Vested	(9,878)	—
Forfeited	(2,000)	—
Expired	—	—

Outstanding, January 1, 2014	79,072	$13.81
Granted	2,330	497.72
Vested	(13,328)	81.95
Forfeited	(100)	—
Expired	—	—

Outstanding, December 31, 2014	67,974	33.13
Granted	456	584.63
Vested	(13,677)	164.83
Forfeited	—	—
Expired	—	—

Outstanding, December 31, 2015	54,753	$46.03

MIUs generally vest in equal fifteen percent increments on each of the first five anniversaries from the date of grant, with any remaining unvested MIUs vesting on the date of a Vesting Event.

Based on the characteristics of the Plan, we concluded that MIUs are considered equity-classified awards and determined the compensation expense associated with these awards based on their grant date fair value. We calculate grant date fair value based on our total estimated value as of the grant date, which requires several estimates and assumptions including: (i) the value of our oil and natural gas assets; (ii) future oil and natural gas market prices; (iii) the success of our development plan; (iv) future well performance; (v) estimated capital expenditures; and (vi) the potential date, if any, on which a Vesting Event will occur.

VITRUVIAN II WOODFORD, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

As of December 31, 2015, we have not recorded any compensation expense related to MIUs. Because the MIUs vest upon the occurrence of a performance condition, which is not probable to occur and is out of our control, no compensation expense will be recognized until the occurrence of a Vesting Event. At December 31, 2015, unrecognized compensation expense associated with MIUs was $2.5 million.

11.	Related Party Transactions

Transactions with Vitruvian Exploration II, LLC

We are majority owned by Vitruvian Exploration II Holdings, LLC (“VEX II Holdings”), which is majority owned by Vitruvian Exploration II, LLC (“VEX II”). VEX II and VEX II Holdings are affiliates of Quantum. We routinely pay VEX II for certain operating and G&A expenses, consisting primarily of salaries and benefits, incurred on our behalf, and have made advances of potential management incentive unit distributions to VEX II Holdings.

During the years ended December 31, 2015, 2014 and 2013, VEX II paid $13.4 million, $14.4 million and $11.0 million, respectively, of costs and expenses on our behalf. As of December 31, 2015 and 2014, our receivable from VEX II was $1.0 million and $0.4 million, respectively.

Formation of and Transactions with Vitruvian Exploration III, LLC

Vitruvian Exploration III, LLC (“VEX III”), a Delaware limited liability company, was formed on December 18, 2015 by certain members of our management team and affiliates of Quantum to engage in the acquisition, development and production of unconventional resource plays across North America.

During the year ended December 31, 2015 we allocated $0.2 million of costs and expenses to VEX III, consisting primarily of salaries, benefits and rent expense. As of December 31, 2015, our receivable from VEX III was $0.2 million.

Transactions with Quantum

In February and March 2015, we borrowed a total of $30.0 million from Quantum. All amounts were repaid prior to December 31, 2015.

Transactions with Woodford Express, LLC (“WEX”)

Woodford Express, LLC, a midstream company with natural gas assets in Oklahoma, was formed by affiliates of Quantum, and is partially owned by certain members of our management team. We have an acreage dedication agreement with WEX, whereby WEX has the right to gather and process the natural gas produced from our leases located in Grady, Stephens and Garvin counties in Oklahoma. During the year ended December 31, 2015 and 2014, we paid $12.9 million and $2.1 million, respectively, to WEX for gathering, transportation and processing fees. Additionally, during the years ended December 31, 2015 and 2014, we received payments from WEX of $18.1 million and $11.7 million, respectively, for the sale of oil, natural gas and NGLs. No such transactions occurred with WEX during the year ended December 31, 2013.

12.	Commitments and Contingencies

Commitments

We have various commitments related to office space, office equipment and drilling rigs utilized in our exploration and development operations. Minimum future lease payments due under non-cancelable operating leases with initial or remaining terms in excess of one year at December 31, 2015 are as follows:

	Rent	Office Equipment	Total
2016	$894	$40	$934
2017	909	3	912
2018	833	—	833
2019	843	—	843
2020	214	—	214
Thereafter	—	—	—

Total	$3,693	$43	$3,736

VITRUVIAN II WOODFORD, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

Operating Leases

We lease office space in Lindsay, Oklahoma and in The Woodlands, Texas under the terms of non-cancelable leases expiring in 2017 and 2020, respectively. We also lease certain office equipment.

Total rental expense for the years ended December 31, 2015, 2014 and 2013 was $1.3 million, $1.2 million and $1.1 million, respectively.

Delivery Commitments

In addition to the commitments above we are party to various natural gas and NGL agreements which include certain minimum volume delivery commitments. Our NGL volume commitments range from 2,000 bbls to 12,000 bbls per day over the term of the contract, which extends through 2025. Our natural gas volume commitments are 90,000 MMcfe/day in 2016, 80,000 MMcfe/day from 2017 through 2020 and 30,000 MMcfe/ day from 2021 through 2025. The table below presents the aggregate amount of payments we expect to make under these various contracts:

	Payments Due by Period for the Year Ending December 31,
	2016	2017	2018	2019	2020	Thereafter	Total
	(In thousands)
Delivery commitments	$20.4	$26.1	$28.4	$28.4	$29.4	$118.2	$250.9

To the extent we do not deliver the minimum contractual volumes due, we will be required to pay the counterparty an amount equal to the sum of the monthly shortfall, if any, multiplied by a transportation fee.

We made deficiency payments of $1.2 million related to our NGL commitments during the year ended December 31, 2015. We do not expect to incur any additional volumetric shortfall payments during the remaining contract terms of these agreements.

Performance Bonds

We have performance bonds required by various agencies as collateral against potential damage caused by our development activities. Aggregate amounts associated with our performance bonds were $2.1 million at December 31, 2015.

Contingencies

From time to time, we may be a plaintiff or defendant in a pending or threatened legal proceeding arising in the normal course of business.

We are currently unaware of any proceedings that, in the opinion of management, will individually or in the aggregate have a material adverse effect on our financial position, results of operations or cash flows.

13.	Subsequent Events

As of February 24, 2016, the date that the financial statements were issued, there have been no events subsequent to December 31, 2015 that would require additional adjustments to or disclosure in our financial statements.

VITRUVIAN II WOODFORD, LLC

Supplemental Oil, Natural Gas and NGL Disclosures (Unaudited)

Estimated Quantities of Proved Oil, Natural Gas and NGL Reserves

All of our reserve information related to oil, natural gas and NGLs was compiled based on estimates prepared and reviewed by our engineers, each of whom we believe have the appropriate expertise and qualifications. The reserves estimation is part of our internal controls process subject to management’s annual review and approval. The reserve estimates as of December 31, 2015 were audited by Netherland, Sewell & Associates, Inc., our independent reserve engineers. All of the subject reserves are located in the continental United States.

Many assumptions and judgmental decisions are required to estimate reserves. Quantities reported are considered reasonable but are subject to future revisions, some of which may be substantial, as additional information becomes available. Such additional information may be gained as the result of reservoir performance, new geological and geophysical data, additional drilling, technological advancements, price changes and other factors.

Regulations define proved oil, natural gas and NGL reserves as those quantities of oil, natural gas NGLs that, by analysis of geosciences and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulation before the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether the estimate is a deterministic estimate or probabilistic estimate. Proved developed oil, natural gas and NGL reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared with the cost of a new well or through installed extraction equipment and infrastructure operational at the time of the reserves estimates if the extraction is by means not involving a well.

Our estimated net proved reserves were determined using average first-day-of-the-month prices for the prior 12 months in accordance with SEC guidance. For oil volumes as of December 31, 2015, the average West Texas Intermediate spot price of $50.28 per barrel was adjusted for quality and transportation fees. For gas volumes as of December 31, 2015, the average Henry Hub spot price of $2.63 per MMBtu was similarly adjusted for gathering, transportation fees and distance from market. All prices are held constant throughout the lives of the properties. The average adjusted product prices weighted by production over the remaining lives of the properties as of December 31, 2015 and 2014 are provided in the table below:

	2015	2014	2013
Oil (per Bbl)	$45.43	$89.23	$93.44
Natural gas (per Mcf)	2.58	4.62	4.06
NGLs (per Bbl)	13.76	31.90	33.10

The following table sets forth our net proved oil, natural gas and NGL reserves at December 31, 2015, 2014 and 2013, and the changes in net proved oil, natural gas and NGL reserves during such years:

	Natural gas (MMcf)	Oil (MBbl)	NGL (MBbl)	Total (MMcfe)(1)
Proved reserve quantities January 1, 2013	33,990	1,029	1,821	51,090
Extensions and discoveries	33,011	890	2,085	50,861
Production	(4,066)	(122)	(228)	(6,166)
Revisions of previous estimates	2,894	(494)	(804)	(4,894)

Proved reserve quantities December 31, 2013	65,829	1,303	2,874	90,891
Extensions and discoveries	108,589	3,096	7,385	171,475
Production	(8,707)	(257)	(549)	(13,543)
Revisions of previous estimates	25,518	1,143	1,704	42,600

Proved reserve quantities December 31, 2014	191,229	5,285	11,414	291,423
Extensions and discoveries	497,990	17,133	28,773	773,426
Production	(21,327)	(933)	(1,297)	(34,707)
Revisions of previous estimates	(19,213)	(991)	(1,445)	(33,829)

VITRUVIAN II WOODFORD, LLC

Supplemental Oil, Natural Gas and NGL Disclosures (Unaudited) (Continued)

	Natural gas (MMcf)	Oil (MBbl)	NGL (MBbl)	Total (MMcfe)(1)
Proved reserve quantities December 31, 2015	648,679	20,494	37,445	996,313
Proved developed reserve quantities:
December 31, 2013	36,288	901	1,935	53,304
December 31, 2014	70,448	2,098	4,309	108,890
December 31, 2015	167,361	5,219	9,310	254,535
Proved undeveloped reserve quantities:
December 31, 2013	29,541	402	939	37,587
December 31, 2014	120,781	3,187	7,105	182,533
December 31, 2015	481,318	15,275	28,135	741,778
Total proved:
December 31, 2013	65,829	1,303	2,874	90,891
December 31, 2014	191,229	5,285	11,414	291,423
December 31, 2015	648,679	20,494	37,445	996,313

(1)	May not sum or recalculate due to rounding.

The changes in proved reserves during 2015, 2014 and 2013 are comprised of the following items:

Revision of previous estimates. The downward revision of previous estimates of 33,829 MMcfe during 2015 is attributable to decreased commodity prices, which decreased the useful lives of the wells, decreasing the ultimate reserves recovered. The upward revision of previous estimates of 42,600 MMcfe during 2014 is primarily attributable to well performance exceeding previous estimates. The downward revision of previous estimates of 4,894 during 2013 is attributable to technical adjustments.

Extensions and discoveries. Extensions and discoveries of 773,426 MMcfe, 171,475 MMcfe and 50,861 MMcfe during 2015, 2014 and 2013, respectively, are comprised of extensions and discoveries as a result of continuous drilling in the SCOOP play.

Since June 2013 when we began operation of our first drilling rig, we increased to five rigs during 2014 and maintained a level of at least four drilling rigs throughout 2015. During this time, our operated horizontal producing wells increased from two wells as of December 31, 2013 to 35 wells as of December 31, 2015 driving a corresponding growth in proved reserves.

Standardized Measure

The standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves as of the years ended December 31, 2015, 2014 and 2013, are shown in the table below. Since we are not a taxpaying entity for federal income tax purposes, we did not provide for any future income tax expense in our calculation.

	2015	2014	2013
Future cash inflows	$3,280,608	$1,796,635	$483,893
Future production costs	(1,281,335)	(483,549)	(129,673)
Future development costs	(737,545)	(241,783)	(65,375)
Future income tax expenses	—	—	—

Future net cash flows	1,261,728	1,071,303	288,845
10% annual discount for estimated timing of cash flows	(812,530)	(609,218)	(153,789)

Standardized measure of discounted future net cash flows	$449,198	$462,085	$135,056

VITRUVIAN II WOODFORD, LLC

Supplemental Oil, Natural Gas and NGL Disclosures (Unaudited) (Continued)

Changes in Standardized Measure

The following are the principal sources of change in the standardized measure of discounted future net cash flows for the years shown:

	2015	2014	2013
Standardized measure January 1,	$462,085	$135,056	$74,859
Sale of oil and natural gas produced, net of production costs	(78,041)	(60,407)	(23,952)
Changes in prices, net of production costs	(338,361)	14,763	(4,090)
Extensions, discoveries and enhanced production	375,251	290,032	66,384
Change in estimated future development and abandonment costs	71,109	(34,317)	(5,814)
Development costs incurred, previously estimated	8,992	9,960	361
Revision of quantity estimates	(25,485)	84,061	(7,311)
Accretion of discount	46,209	13,506	7,486
Changes in timing of estimated cash flows and other	(72,561)	9,431	27,133

Standardized measure December 31,	$449,198	$462,085	$135,056

Per Unit Realized Price and Costs

The following table presents per unit realized price and costs of our oil, natural gas and NGLs for the years ended December 31, 2015, 2014 and 2013:

	2015	2014	2013
Average unit realized price excluding the effects of hedging:
Oil (per Bbl)	$42.85	$89.76	$95.32
Natural gas (per Mmcf)	2.52	4.37	3.55
NGLs (per Bbl)	13.64	31.40	35.85

Net equivalent thousand cubic feet of gas (6:1)	$3.21	$5.79	$5.55
Average unit production costs:
Net equivalent thousand cubic feet of gas (6:1)	$0.96	$1.33	$1.67

VITRUVIAN II WOODFORD, LLC

UNAUDITED BALANCE SHEET

(In thousands)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,985	$2,509
Accounts receivable:
Oil and gas	28,122	16,246
Affiliates	2,219	1,177

Total accounts receivable	30,341	17,423
Derivative contracts	16,105	66,951
Prepaid and other current assets	10,397	4,784

Total current assets	58,828	91,667
Property and equipment, at cost:
Oil and natural gas properties (full cost method):
Proved	855,808	691,464
Unproved	342,487	373,597
Other property and equipment	13,849	13,434

Total property and equipment	1,212,144	1,078,495
Less: accumulated depreciation, depletion and amortization	(478,992)	(243,343)

Net property and equipment	733,152	835,152
Deferred financing costs	3,191	2,602
Derivative contracts	1,046	14,918
Other assets	28	28

Total assets	$796,245	$944,367

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$8,462	$8,761
Accrued liabilities	22,973	37,897
Royalties and revenue payable	13,013	7,960
Derivative contracts	68	—
Current maturities of long-term debt	—	31,000

Total current liabilities	44,516	85,618
Long-term debt	321,500	306,653
Derivative contracts	1,058	—
Asset retirement obligations	6,535	6,184

Total liabilities	373,609	398,455
Commitments and contingencies (Note 8)
Members’ equity	422,636	545,912

Total liabilities and members’ equity	$796,245	$944,367

The accompanying notes are an integral part of these financial statements.

VITRUVIAN II WOODFORD, LLC

UNAUDITED STATEMENT OF OPERATIONS

(In thousands)

	Nine Months Ended September 30,
	2016	2015
Revenues:
Oil	$35,273	$27,672
Natural gas	63,383	37,666
Natural gas liquids	18,241	12,119

Total revenues	116,897	77,457

Operating expenses:
Lease operating	4,676	5,772
Gathering, transportation and processing	29,481	15,215
Production and other taxes	1,951	1,296
Depreciation, depletion and amortization	47,605	33,354
Impairment of oil and natural gas properties	188,318	—
General and administrative	9,592	5,151

Total operating expenses	281,623	60,788

Operating income (loss)	(164,726)	16,669
Other income (expense):
Interest expense	(13,252)	(7,987)
Interest capitalized	13,252	7,987
Gain (loss) on derivative contracts, net	(13,433)	57,294
Loss on sale of assets	(87)	—

Total other income (expense)	(13,520)	57,294

Income (loss) before taxes	(178,246)	73,963
Income tax benefit (expense)	(30)	3

Net income (loss)	$(178,276)	$73,966

The accompanying notes are an integral part of these financial statements.

VITRUVIAN II WOODFORD, LLC

UNAUDITED STATEMENT OF CHANGES IN MEMBERS’ EQUITY

(In thousands)

Balance at December 31, 2015	$545,912
Net loss	(178,276)
Member contributions	55,000

Balance at September 30, 2016	$422,636

The accompanying notes are an integral part of these financial statements.

VITRUVIAN II WOODFORD, LLC

UNAUDITED STATEMENT OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$(178,276)	$73,966
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	47,605	33,354
Impairment of oil and natural gas properties	188,318	—
Loss on sale of assets	87	—
(Gain) loss on derivative contracts, net	13,433	(57,294)
Cash receipts on derivative contract settlements, net	49,103	36,773
Allowance for doubtful accounts	4,365	—
Amortization of deferred financing costs	1,270	1,104
Changes in operating assets and liabilities:
Accounts receivable—oil and gas	(16,241)	(8,368)
Accounts receivable—affiliates	(1,042)	(597)
Prepaid and other current assets	1,318	(2,650)
Accounts payable	(299)	8,264
Accrued liabilities	4,791	302
Royalties and revenue payable	5,053	1,489
Other liabilities	(34)	(41)

Net cash provided by operating activities	119,451	86,302

Cash flows from investing activities:
Investments in oil and natural gas properties	(153,305)	(241,033)
Investments in other property and equipment	(675)	(275)
Change in restricted cash	(3,000)	—
Proceeds from the sale of assets	17	150

Net cash used in investing activities	(156,963)	(241,158)

Cash flows from financing activities:
Proceeds from borrowings under Credit Facility	20,000	152,000
Repayments of borrowings under Credit Facility	(136,153)	—
Issuance of long-term debt	100,000	—
Debt issuance costs	(1,859)	(2,513)
Member contributions	55,000	—

Net cash provided by financing activities	36,988	149,487

Net increase (decrease) in cash and cash equivalents	(524)	(5,369)
Cash and cash equivalents, beginning of period	2,509	7,310

Cash and cash equivalents, end of period	$1,985	$1,941

Non-cash investing and financing activities—at period end:
Capital expenditures included in accrued liabilities	$12,709	$23,895

The accompanying notes are an integral part of these financial statements.

VITRUVIAN II WOODFORD, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS

(Except per unit amounts, or as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.)

References to “we,” “us” and “our” mean Vitruvian II Woodford, LLC (“Woodford”).

1.	Organization, Description of Operations and Basis of Presentation

Organization

We were formed as a Delaware limited liability company on November 14, 2012 by members of our senior management team and affiliates of Quantum Energy Partners (“Quantum”), a private equity investment firm engaged in the acquisition and development of oil and natural gas properties.

Description of Operations

We are an independent energy company engaged in the acquisition, exploration, development and production of crude oil, natural gas and natural gas liquids (“NGLs”). We operate and have non-operating interests in producing wells within the Woodford and Springer shale formations in the South Central Oklahoma Oil Province, or SCOOP, resource play.

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim reporting and, in the opinion of management, reflect all adjustments, including those of a normal recurring nature, necessary to fairly state the results of the interim periods. Actual results may differ from the estimates, judgments and assumptions used in the preparation of our financial statements.

These unaudited financial statements and notes should be read in conjunction with the audited financial statements and notes thereto as of and for the year ended December 31, 2015.

Impairment of Oil and Gas Properties

Under the full cost method of accounting, we are required to perform a quarterly ceiling test, which establishes a limit on the book value of oil and natural gas properties. The capitalized costs of proved oil and natural gas properties, net of accumulated depreciation, depletion and amortization and related deferred income taxes, may not exceed this “ceiling.” The ceiling limitation is equal to the sum of (i) the present value of estimated future net revenues from the projected production of proved oil and natural gas reserves, excluding future cash outflows associated with settling asset retirement obligations accrued on the balance sheet, calculated using the average oil and natural gas sales price as of the first trading day of each month over the preceding twelve months (such prices are held constant throughout the life of the properties) and a discount factor of 10%; (ii) the cost of unproved and unevaluated properties excluded from the costs being amortized; (iii) the lower of cost or estimated fair value of unproved properties included in the costs being amortized; and (iv) related income tax effects. If capitalized costs exceed this ceiling, the excess is charged as impairment expense and any write downs are not recoverable or reversible in future periods.

During the nine months ended September 30, 2016, we recorded an impairment to the carrying value of our oil and natural gas properties of $188.3 million. The lower ceiling values resulted primarily from decreases in the trailing twelve-month average prices for oil and natural gas, which significantly reduced proved reserves values. No impairment was recorded during the nine months ended September 30, 2015.

2.	Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by various accounting standard-setting bodies.

VITRUVIAN II WOODFORD, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS (Continued)

In February 2016, the FASB issued ASU 2016-02, Leases. This new standard introduces a new lease model that requires the recognition of right-of-use assets and lease liabilities on the balance sheet and the disclosure of key information about leasing arrangements. The new guidance will be effective for annual periods beginning after December 15, 2018, and interim periods thereafter. Upon adoption of this standard, a modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. We are currently assessing the potential impact of this new standard on our financial statements and related disclosures.

In April 2015, the FASB issued ASU 2015-03 which simplifies the presentation of debt issuance costs. This ASU requires companies to present debt issuance costs as a direct deduction from the carrying value of that debt liability for non-revolver type debt. ASU 2015-03 does not impact the recognition and measurement guidance for debt issuance costs. Additionally, in August 2015, the FASB issued ASU 2015-15, Interest-Imputation of Interest: Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting (ASU 2015-15). These ASUs are effective for annual reporting periods beginning after December 15, 2015 and early adoption is permitted. Accordingly, we will adopt this ASU on December 31, 2016. Companies are required to use a retrospective approach, and we currently believe there will not be a material impact on our financial statement disclosures.

In August 2014, the FASB issued ASU 2014-15 which provides guidance regarding disclosures of uncertainties about an entity’s ability to continue as a going concern. The guidance applies prospectively to all entities, requiring management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern and disclose certain information when substantial doubt exists. We currently believe there will not be a material impact on our financial statements when we adopt this guidance for the annual period ending December 31, 2016.

In May 2014, the FASB issued guidance regarding the accounting for revenue from contracts with customers, ASU 2014-09. In April and May 2016, the FASB issued additional guidance under ASU 2016-12, addressed implementation issues and provided technical corrections. The guidance may be applied retrospectively or using a modified retrospective approach to adjust retained earnings. The guidance is effective for interim and annual periods beginning on or after December 15, 2017. We are currently evaluating the impact of this guidance on our financial statements.

3.	Oil and Natural Gas Properties

Capitalized Costs

The following table summarizes the capitalized costs of our oil and natural gas properties:

	September 30, 2016	December 31, 2015
Oil and natural gas properties:
Proved	$855,808	$691,464
Unproved, excluded from amortization	342,487	373,597

Total oil and natural gas properties	1,198,295	1,065,061
Less: accumulated DD&A	(477,369)	(242,266)

Net oil and natural gas properties	$720,926	$822,795

Proved oil and natural gas properties at September 30, 2016 and December 31, 2015 include $5.6 million and $5.5 million, respectively, related to capitalized plugging, abandonment and site restoration costs.

4.	Long Term Debt

We have a senior secured revolving credit agreement (the “Credit Facility”) with Wells Fargo Bank, N.A. (“Wells Fargo”) as administrative agent and other lenders. During 2015, we amended this agreement to provide

VITRUVIAN II WOODFORD, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS (Continued)

funding up to $650.0 million under two tranches: (i) Tranche A, which matures December 27, 2017, is subject to a borrowing base and is secured by a first lien on substantially all of our assets and (ii) Tranche B, which matured upon closing of a second lien term loan in June 2016, was supported by unfunded capital commitments of our equity sponsors. At September 30, 2016, we had a total of $221.5 million of principal outstanding under Tranche A. At December 31, 2015, we had a total of $337.7 million of principal outstanding under Tranche A and Tranche B, $31.0 million of which was classified under current maturity of long-term debt on our balance sheet.

Borrowing Base

The amount we may borrow under Tranche A is limited by a borrowing base based on our oil and natural gas properties, proved reserves, total indebtedness and other factors consistent with customary lending criteria. The borrowing base is re-determined quarterly through April 1, 2016 and at least semi-annually thereafter. As of September 30, 2016, the borrowing base for Tranche A was $255.0 million. On June 17, 2016, in conjunction with the closing of our Second Lien Term Loan, the borrowing base for Tranche B was reduced to zero. The borrowing bases for Tranche A and Tranche B were $295.0 million and $75.0 million, respectively, at December 31, 2015.

Interest

Interest on borrowings is calculated using the adjusted base rate (“ABR”) or the London Interbank Offering Rate (“LIBOR”), plus an applicable margin. The applicable margin ranges from 1.0% to 1.75% for ABR loans and from 2.0% to 2.75% for LIBOR loans, depending on the percentage of the total borrowing base utilization level. In addition to interest, we pay various fees, including a commitment fee equal to 0.50% per annum on the unutilized commitment, which is included within interest expense on our statement of operations. The weighted average interest rate on loan amounts outstanding during the nine months ended September 30, 2016 was 4.1%.

Covenants

The Credit Facility contains certain covenants that restrict the payment of cash dividends, borrowings other than from the Credit Facility, sales of assets, loans to others, investments, merger activity, commodity swap agreements, liens and other transactions without the prior consent of the lenders. We are subject to various financial covenants calculated as of the last day of each fiscal quarter, including a minimum current ratio, a maximum leverage ratio and ratios related to the amounts borrowed under Tranche B. The Credit Facility also contains representations, warranties, indemnifications and affirmative and negative covenants, including events of default relating to nonpayment of principal, interest or fees, inaccuracy of representations or warranties in any material respect when made or when deemed made, violation of covenants, bankruptcy and insolvency events, certain unsatisfied judgments and a change of control. If an event of default occurs and we are unable to cure such default as allowed by the Credit Facility, the lenders will be able to accelerate the maturity of the Credit Facility and exercise other rights and remedies.

Second Lien Term Loan

On June 17, 2016, we entered into a second lien term loan agreement with Wells Fargo Energy Capital, Inc., as administrative agent, and a syndicate of lenders in the form of a $100.0 million term loan facility which is due on June 27, 2018. The debt governed by this agreement is effectively subordinated to the prior payment in full of the debt under the Credit Facility discussed above.

Pursuant to the second lien term loan, interest on borrowings is calculated using the alternate base rate plus a margin of 8.00% or LIBOR plus a margin of 9.00%. The alternate base rate is defined as the higher of (a) the prime rate established by the administrative agent, (b) the federal funds rate in effect plus 0.50% and (c) the daily three-month LIBOR plus 1.00%. The weighted average interest rate on loan amounts outstanding during the nine months ended September 30, 2016 was 10.0%.

Letters of Credit

From time to time, we may request the issuance of letters of credit for our own account. Letters of credit are subject to a fee of 25 basis points and accrue interest at a rate equal to the margin associated with LIBOR borrowings. At September 30, 2016 and December 31, 2015, we had a letter of credit outstanding of $2.3 million and $5.3 million, respectively, which reduces the amount available to borrow under the Credit Facility.

VITRUVIAN II WOODFORD, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS (Continued)

5.	Financial Instruments

In the normal course of business, we are exposed to certain risks including changes in the prices of oil, natural gas and NGLs which may impact the cash flows associated with the sale of our future oil and natural gas production. We enter into derivative contracts with lenders under our Credit Facility that consist of either a single derivative instrument or a combination of instruments to manage our exposure to these risks. As of September 30, 2016, our commodity derivative instruments consisted of fixed price swaps, costless collars and three-way collars, which are described below:

Fixed Price Swaps: Under a swap contract, we will receive payment if the settlement price is less than the fixed price and would be required to make a payment to the counterparty is the settlement price is greater than the fixed price.

Costless Collars: A collar consists of a sold call option (ceiling) and a purchased put option (floor) and allows us to benefit from increases in commodity prices up to the ceiling price of the contract and protects us from decreases in commodity prices below the floor price. At settlement, the counterparty is required to make a payment to us if the settlement price is below the floor price, while we are required to make a payment to the counterparty if the settlement price is above the ceiling price. If the settlement price is between the floor price and ceiling price, no payments are due from either party.

Three-Way Collars: Three-way collars consist of a standard costless collar contract described above plus a put option sold by us with a price below the floor price of the collar. The sold put option requires us to make a payment to the counterparty if the settlement price is below the sold put option price. By combining the standard costless collar contract with the additional sold put option, we are entitled to a net payment equal to the difference between the floor price of the standard costless collar and the additional sold put price if the settlement price is equal to or less than the additional sold put price. If the settlement price is greater than the additional sold put price, the result is the same as it would have been with a standard costless collar only.

The table below presents our open commodity derivative contracts at September 30, 2016, none of which were designated as hedging instruments. Volumes are presented in million British Thermal Units (“MMBtu”) for natural gas and in barrels (“Bbls”) for oil.

Period	Remaining Volume	Weighted Average NYMEX Contract Price per Unit				Fair Value
		Swap	Sold Put	Floor	Ceiling
Crude Oil
Fixed Price Swap
Oct – Dec 2016	172,000	$65.70	—	—	—	$2,867
Collar
Oct – Dec 2016	10,701	—	—	$78.85	$95.00	319
Jan – Dec 2017	3,528	—	—	78.85	95.00	101
Three-Way Collar
Oct – Dec 2016	216,000	—	$41.62	56.62	71.22	1,626
Jan – Dec 2017	853,000	—	45.00	60.00	71.10	5,833

Total crude oil (Bbls)	1,255,229					$10,746

Natural Gas
Fixed Price Swap
Oct – Dec 2016	10,985,000	$3.44	—	—	—	$4,825
Jan – Dec 2017	10,800,000	2.82				(2,939)
Jan – Dec 2018	14,600,000	2.86				(782)
Collar
Oct – Dec 2016	325,158	—	—	$4.12	$4.75	366
Jan – Dec 2017	29,567,539	—	—	2.97	3.46	2,037
Jan – Dec 2018	4,950,000	—	—	3.05	3.47	(160)

Total natural gas (MMbtu)	71,227,697					$3,347

Total unrealized derivative contracts						$14,093

VITRUVIAN II WOODFORD, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS (Continued)

We are exposed to credit loss in the event of nonperformance by our derivative counterparties; however, we do not currently anticipate that the counterparties will be unable to fulfill their contractual obligations. Additional collateral is not required by us due to the derivative counterparties’ collateral rights as a lender under our Credit Facility, and we do not require collateral from our derivative counterparties.

6.	Fair Value Measurements

We classify financial assets and liabilities that are measured and reported at fair value on a recurring basis using a hierarchy based on the inputs used in measuring fair value. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).

We classify the inputs used to measure fair value into the following hierarchy:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Quoted market prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active or other than quoted prices that are observable and can be corroborated by observable market data.

Level 3: Unobservable inputs that reflect management’s best estimates and assumptions of what market participants would use in measuring the fair value of an asset or liability.

Recurring Fair Value Measurements

The following tables summarize the location and fair value of our open commodity derivative contracts in our balance sheet at September 30, 2016 and December 31, 2015. All items included are reported at fair value using market inputs including quoted forward commodity prices, discount rates, and volatility factors (Level 2 inputs).

	Derivative Assets
	Gross Fair Value	Offset in Balance Sheet	Balance Sheet Location
			Current	Noncurrent
September 30, 2016	$18,425	$(3,206)	$14,173	$1,046
December 31, 2015	76,627	—	61,709	14,918

	Derivative Liabilities
	Gross Fair Value	Offset in Balance Sheet	Balance Sheet Location
			Current	Noncurrent
September 30, 2016	$(4,332)	$3,206	$68	$1,058
December 31, 2015	—	—	—	—

The tables above exclude realized derivative contracts of $1.9 million and $5.2 million for which cash had not been received at September 30, 2016 and December 31, 2015, respectively.

Changes in the fair value of our commodity derivative contracts are recognized currently in earnings and were as follows for the nine months ended September 30, 2016 and 2015:

VITRUVIAN II WOODFORD, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS (Continued)

		Nine Months Ended September 30,
	Location in Statement of Operations	2016	2015
Derivative gain:
Realized gain	Gain (loss) on derivative contracts, net	$49,101	$36,773
Unrealized gain (loss)	Gain (loss) on derivative contracts, net	(62,534)	20,521

Gain (loss) on derivative contracts, net		$(13,433)	$57,294

Nonrecurring Fair Value Measurements

Certain nonfinancial assets and liabilities are measured at fair value on a nonrecurring basis (e.g., oil and natural gas properties) and are subject to fair value adjustments under certain circumstances. The inputs used to determine such fair value are primarily based upon internally developed cash flow models, as well as market-based valuations as discussed in Note 1 and are classified within Level 3.

Other Fair Value Measurements

The carrying value of cash, accounts receivable, accounts payable, accrued liabilities and royalties and revenue payable approximate their fair values due to the short-term maturities of these instruments. Our current and long-term debt obligations under the Credit Facility also approximate fair value since the associated variable rates of interest are market based.

7.	Related Party Transactions

Transactions with Vitruvian Exploration II, LLC

We are majority owned by Vitruvian Exploration II Holdings, LLC (“VEX II Holdings”), which is majority owned by Vitruvian Exploration II, LLC (“VEX II”). VEX II and VEX II Holdings are affiliates of Quantum. We routinely pay VEX II for certain operating and G&A expenses, consisting primarily of salaries and benefits, incurred on our behalf, and have made advances of potential management incentive unit distributions to VEX II Holdings.

During the nine months ended September 30, 2016 and 2015, VEX II paid $9.2 million and $10.7 million, respectively, of costs and expenses on our behalf. As of September 30, 2016 and December 31, 2015, our receivable from VEX II was $1.4 million and $1.0 million, respectively.

Formation of and Transactions with Vitruvian Exploration III, LLC

Vitruvian Exploration III, LLC (“VEX III”), a Delaware limited liability company, was formed on December 18, 2015 by certain members of our management team and affiliates of Quantum to engage in the acquisition, development and production of unconventional resource plays across North America.

During the nine months ended September 30, 2016, we allocated $2.3 million of costs and expenses to VEX III, consisting primarily of salaries, benefits and rent expense. No such costs were allocated during the nine months ended September 30, 2015. As of September 30, 2016 and December 31, 2015, our receivable from VEX III was $0.8 million and $0.2 million, respectively.

Transactions with Quantum

In February and March 2015, we borrowed a total of $30.0 million from Quantum. All amounts were repaid prior to December 31, 2015.

Transactions with Woodford Express, LLC (“WEX”)

Woodford Express, LLC, a midstream company with natural gas assets in Oklahoma, was formed by affiliates of Quantum, and is partially owned by certain members of our management team. We have an acreage dedication agreement with WEX, whereby WEX has the right to gather and process the natural gas produced from our leases

VITRUVIAN II WOODFORD, LLC

NOTES TO UNAUDITED FINANCIAL STATEMENTS (Continued)

located in Grady, Stephens, and Garvin counties in Oklahoma. During the nine months ended September 30, 2016 and 2015, we paid $20.1 million and $8.1 million, respectively, to WEX for gathering, transportation and processing fees. Additionally, during the nine months ended September 30, 2016 and 2015, we received payments from WEX of $1.8 million and $13.5 million, respectively, for the sale of oil, natural gas and NGLs.

8.	Commitments and Contingencies

Commitments

We have various commitments related to office space, office equipment and drilling rigs utilized in our exploration and development operations. There have been no material changes to our commitments since year end December 31, 2015.

Contingencies

From time to time, we may be a plaintiff or defendant in a pending or threatened legal proceeding arising in the normal course of business. We are currently unaware of any proceedings that, in the opinion of management, will individually or in the aggregate have a material adverse effect on our financial position, results of operations or cash flows.

9.	Subsequent Events

Except for those disclosed below, there have been no events subsequent to September 30, 2016 that would require additional adjustments to or disclosure in our financial statements.

On November 7, 2016, we amended our credit facility. The amendment (i) increased the applicable margin ranges to 1.25% to 2.25% for ABR loans and to 2.25% to 3.25% for LIBOR loans and (ii) increased our borrowing base to $272.0 million.